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                     Consulting and Acquisition Agreement
                          with Hong Kong Trading Ltd.
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                CONSULTING AND ACQUISITION MANAGEMENT AGREEMENT
                -----------------------------------------------


      Consulting and Acquisition Management Agreement ("Agreement") made this 4th day of August 1997 by and between Prentice Capital, Inc. a Delaware corporation ("Prentice"), and Hong Kong Trading Ltd. a BWI Corporation the ("Consultant").

                             W I T N E S S E T H :
                             - - - - - - - - - -

      A. Prentice desires to engage the services of Consultant in order to identify, evaluate and structure mergers, consolidations acquisitions, joint ventures and strategic alliances (hereafter collectively referred to as "Acquisitions"); and the request of Prentice to manage any such Acquisitions; and

      B. Consultant is desirous of performing such services on behalf of Prentice.

      C. NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:


      1.    Consulting Services.

            1.1 Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that he shall, during the term of this Agreement, devote sufficient time and effort on behalf of Prentice (and whether or not Prentice is the survivor thereof) (i) in the identification, evaluation, structuring, negotiating and closing of business acquisitions (whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise) for the account of Prentice upon such terms and conditions as are acceptable to Prentice and (ii) if requested by Prentice, managing , operating or consulting with respect to each such consummated Acquisition. Notwithstanding anything to the contrary in the preceding sentence, each Acquisition proposed by Consultant to be made by Prentice shall be subject to the approval of Prentice which approval may be withheld or delayed for any reason in Prentice's sole and absolute discretion. Such proposed Acquisitions my constitute leveraged buy-outs and need not initially produce positive cash flow.

            1.2 Following any consummated Acquisition of a Target Company or Deal (as hereinafter defined) by Prentice or an Affiliate (as hereinafter defined), at the written request of Prentice , Consultant shall be responsible, subject to the direction of Prentices' Board of Directors, for the management and day-to-day operations of such Acquisition. Consultant shall have the right to recommend the chief executive officer of each acquisition subject to the sole and absolute discretion of Prentices' Board of Directors.

            1.3 Consultant shall , in writing, submit an acquisition proposal to
Prentice with regard to each Acquisition which is proposed to be consummated (a "Target Company or Deal"). Each such proposal shall include the business and marketing plan and financial pro-forma with respect to such proposed Acquisition. During the term of this Agreement, Consultant shall, at least quarter-annually, report to Prentice on his activities regarding the targeting of Acquisitions, the status of Acquisitions in progress and a summary of the activities and financial results of Acquisitions made.


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      2.    Terms.  The  Agreement  shall be for a term of one (1) year from the execution date by both parties to this Agreement.

      3. Compensation. Prentice shall pay the following compensation to Consultant in consideration for the services to be rendered hereunder:

            3.1 There shall be issued to Consultant an aggregate of 300,000 shares of Common Stock, $.03 par value (the "Shares"), of Prentice in consideration for his services payable within two (2) weeks after the execution date by both parties to this Agreement.

      4. Expenses. Unless otherwise approved by Prentice, Consultant shall bear all expenses incurred by it prior to written acceptance by Prentice of a proposal by consultant with respect to the Acquisition of a Target Company or Deal on behalf of Prentice. Thereafter, subject to Prentices' prior written approval, all out-of-pocket expenses of Consultant, legal, accounting and other fees to third parties in connection with or in respect of such proposed Acquisition shall be paid by Prentice promptly when due. After Prentice approves in writing a proposed Acquisition, but prior to consummation of such Acquisition, Consultant, subject to Prentices' approval, may select providers of professional services in respect of such Acquisition. In any event, Prentice shall always have the right to require that such providers of professional services fully cooperate with providers of professional services selected by Prentice. After such Acquisition shall have been consummated, Prentice shall have the sole right to designate providers of professional services in connection with or in respect of such Acquisition, and similarly, Prentice shall have the sole right to remove, replace or supplement providers of professional services, including, but not limited to , attorneys, accountants, auditors and appraisers.

      5. Breach of Contract. The sole remedy of Prentice in respect of any material breach of this Agreement by Consultant shall be to terminate this Agreement upon the giving of thirty (30) days prior written notice, but no such termination shall affect the fee payable pursuant to subparagraph 3.1 hereof.

      6. Purchase of Shares. The Shares shall be issued solely in exchange for the contemplated services and appropriate investment restrictions shall be noted against the Shares. Consultant agrees to acquire the Shares for investment and will not dispose of the Shares in the absence of registration thereof or applicable exemption under the Securities Act of 1933.

      7. Registration. The Company agrees to provide Consultant with registration rights at the Company's cost and expense and include the Shares in a registration statement to be filed by the Company with the Securities and Exchange Commission within the proximate future.

      8. Officers and Directors. Consultant, upon the request of Prentice, may serve as officer and/or director of any Acquisition. provided, however, that the Consultant shall be entitled to be covered by appropriate directors and officers liability insurance and indemnification by Prentice in amounts and on terms acceptable to Consultant in his sole discretion.

      9. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.




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      10.   Waivers and  Amendments.  This  Agreement may be amended,  modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

      11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

      12. No Assignment. This Agreement is not assignable by Consultant except to any entity in which a majority in interest is owned by Consultant, but shall be assignable by Prentice solely upon consent of Consultant.

      13. Headings. The headings in this Agreement are for reference purpose only and shall not in any way affect the meaning of interpretation of this Agreement.

      14. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

      15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

      16. Other Activities. Nothing contained herein shall prevent Consultant from acquiring or participating in the acquisition of a Target Company proposed by Consultant to be acquired by Prentice where such proposal is rejected by Prentice or fails in its consummation for any reason (unless such failure of consummation is caused by the bad faith of Consultant). The foregoing shall be subject to such other activity not interfering with the performance by Consultant of the services to be rendered to Prentice under this Agreement and that such Acquisition is acquired at a price and on terms and conditions no more favorable than those offered to Prentice.

      17. Disclaimer. Consultant acknowledges that he has made a full and independent inquiry regarding Prentice and has been afforded access to such Prentice materials as he requested and that, in entering into this Agreement, he has not in any manner directly or indirectly relied on any warranty or representation by Prentice, its officers, directors, agents, legal counsel or accountants concerning Prentice and/or its stock as to matters past, present or future.







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      18.   Notices. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:




                 (i)  Hong Kong Trading, Ltd.
                      Raymond Martin, Agent
                      P.O. Box 70
                      Roaltown, Tortula, B.W.I.

                (ii)  Prentice Capital, Inc.
                      Lee J. Unger, President
                      2898 University Drive Suite 43
                     Coral Springs, Florida 33065




         IN WITNESS WHEREOF, the parties have executed this Agreement on this 4th day of August, 1997.




                                              Prentice Capital, Inc.





                                               By: /s/ Lee J. Unger
                                                  ------------------------
                                                   Lee J. Unger, President




                                                   Hong Kong Trading, Ltd.





                                               By: /s/ Raymond Martin
                                                  ------------------------
                                                   Raymond Martin, Agent














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